MEDIA CONTACT: Donna Weaver, VP Corp. Comm., 212.329.8072, or donna.weaver@kellwood.com.	FINANCIAL CONTACT: Roger D. Joseph, VP Treasurer & IR, 314.576.3437, or roger_joseph@kellwood.com. W. Lee Capps III, Chief Operating Officer & CFO, 314.576.3486, or wlc@kellwood.com.

FOR IMMEDIATE RELEASE

KELLWOOD REPORTS SECOND QUARTER RESULTS

Conference Call Scheduled at 9:00 a.m. Central on September 2, 2005

ST. LOUIS, MO., September 1, 2005 – Kellwood Company [NYSE:KWD] today reported results for the second quarter and first six month period ended July 30, 2005, according to Robert C. Skinner, Jr., president and chief executive officer.

Sales for the second quarter increased $2 million to $562 million, as compared to $560 million last year. The net loss for the second quarter was $(79.4) million, or $(2.86) per diluted share, as compared to net earnings of $10.2 million, or $0.36 per diluted share last year. Included in the loss for the quarter were impairment, restructuring and related non-recurring charges of $(93.4) million, or $(3.36) per share related to the Company’s previously announced strategic initiatives that focus on increasing its penetration of consumer lifestyle brands while reducing exposure to smaller volume brands and certain private label businesses. Partially offsetting this charge was a one-time tax benefit for the repatriation of foreign earnings of $13 million, or $0.47 per diluted share.

For the second quarter, on an ongoing basis, (excluding the impairment, restructuring and related non-recurring charges, repatriation tax benefit and losses from businesses that the Company plans to exit):

•	Net sales totaled $488 million, rising $5 million from $483 million in the second quarter of fiscal 2004;
•	Net earnings were $5.6 million, or $0.20 per diluted share, compared to $10.9 million, or $0.39 per diluted share from ongoing operations last year.

On an ongoing basis, second quarter sales from Kellwood’s growing portfolio of better plus price point brands increased by $12 million, or 16% to $89 million and at quarter end represented 18% of total Company sales versus 16% last year. Sales from the Company’s popular-to-moderately priced branded and private label business decreased by $7 million, or 2% to $399 million versus $406 million last year.

By segment, on an ongoing basis for the second quarter sales were driven by a 9% increase in men’s sportswear sales to $120.9 million and a 10% rise in other soft goods sales to $83.4 million. This was offset by a 4% decline in women’s sportswear sales to $284.0 million. Within men’s sportswear, sales rose due to solid gains in the Company’s Smart Shirts operations. Sales growth in the other soft goods category was due to sales growth in both Gerber Childrenswear and American Recreation Products.

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Mr. Skinner stated, “Our second quarter results were in line with our revised expectations. We increased sales and managed our expenses well, however these improvements were tempered by increased promotional activity resulting in reduced gross profit and operating income versus the prior year.

Importantly, the second quarter marked a critical period for Kellwood,” Mr. Skinner, continued. “We set in place a number of strategic initiatives aimed at improving the performance of our portfolio of lifestyle brands while identifying divisions and brands that no longer fit our corporate objectives. While not evident in this quarter’s results, we are progressing well toward correcting the fashion and merchandising issues that have affected certain of our brands at retail and are currently experiencing better sell through rates in our Sag Harbor women’s sportswear brand. We have received some interest from buyers for the properties we plan to exit and are pursuing each opportunity.”

Kellwood ended the quarter with a strong balance sheet with ample liquidity. At July 30, 2005, total inventory was $283 million compared to $347 million at July 31, 2004. Cash and marketable securities increased by $31 million to $293 million from $262 million, at July 31, 2004. The Company’s credit agreement was amended to accommodate the impact of the 2005 restructuring plan.

The Company has started the process of repatriating approximately $150 million of foreign earnings in the third and fourth quarters as part of the 2004 American Jobs Creation Act. The $13 million tax benefit relating to this repatriation was recognized in the second quarter.

Sales for the first six months of fiscal 2005 were $1.201 billion, declining 4% from $1.247 billion in the first six months of fiscal 2004. Net loss for the first six months of fiscal 2005 was $(66.9) million, or $(2.41) per diluted share, compared to net earnings of $35.3 million, or $1.26 per diluted share in the first six months of fiscal 2004. Included in the net loss for the first six months of fiscal 2005 were impairment, restructuring and related non-recurring charges of $(93.4) million or $(3.36) per share. Partially offsetting this charge was a one-time tax benefit for the repatriation of foreign earnings of $13 million, or $0.47 per diluted share.

For the first six months of fiscal 2005, on an ongoing basis, (excluding the impairment, restructuring and related non-recurring charges, repatriation tax benefit and losses from businesses that the Company plans to exit):

•	Net sales totaled $1.042 billion, declining 4% from $1.085 billion in the first six months of fiscal 2004;
•	Net earnings were $21.3 million, or $0.76 per diluted share, compared to $36.4 million, or $1.30 per diluted share from ongoing operations last year.

The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable September 23, 2005 to shareholders of record September 12, 2005.

Under Kellwood’s share buyback program, the company repurchased 504,800 shares through September 1, 2005 at an average price of $24.61 per share completing approximately 18% of the Board approved program.

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Guidance

For the third quarter, the Company estimates sales of $630-640 million, as compared to actual sales of $717 million in the third quarter last year. Net earnings in the third quarter of fiscal 2005 are currently expected to approximate $16.0 million, or $0.55-$0.58 per diluted share, which is prior to impairment, restructuring and related non-recurring charges. This compares to actual third quarter fiscal 2004 net earnings of $28.4 million, or $1.01 per diluted share. On an ongoing basis, the Company expects third quarter sales of approximately $555 million, versus $619 million last year and net earnings to be in the range of $15.0-$16.0 million, or $0.53-$0.57 per diluted share versus $27.2 million or $0.97 per share last year. (see table on page 11).

For the fiscal 2005 year, the Company expects sales in the range of $2.4 billion. This compares to actual fiscal 2004 sales of $2.56 billion. The Company’s current sales guidance for the year includes sales from divisions and brands that will be exited or restructured. Sales for Kellwood’s ongoing operations are forecasted to be approximately $2.1 billion versus $2.2 billion last year.

Net earnings for the fiscal 2005 year continue to be estimated in the range of $37 million to $38 million, or approximately $1.35 per diluted share, which is before recognition of the tax benefit from the repatriation of foreign earnings and prior to the impairment, restructuring and related non-recurring charges. On an ongoing basis, the Company continues to expect net earnings of approximately $43.5 million, or approximately $1.55 per diluted share (see table on page 12). This compares to actual fiscal 2004 net earnings of $70.1 million, or $2.50 per diluted share and earnings from ongoing operations of $67.7 million or $2.42 per diluted share.

Impairment, restructuring and related non-recurring charges for fiscal 2005 are estimated to be $155 million after tax, or approximately $5.65 per diluted share. The increase from $132 million and $4.70 per diluted share guidance previously given is that the Company now anticipates incurring substantially all such charges by year end. The total amount of such charges did not change.

Conference Call Information

The Company will conduct a conference call, tomorrow, Friday, September 2, 2005 at 9:00 a.m. CT. If you wish to participate, you may do so by dialing 866-700-6293 and enter participant code 51120783. This call will be webcast to the general public and can be accessed via Kellwood’s website at www.Kellwood.com.

Kellwood (NYSE:KWD) is a marketer of apparel and consumer soft goods with sales in excess of $2 billion. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe”, “expect”, “will”, “estimate”, “project”, “forecast”, “planned”, “should”, “anticipate” and similar expressions may identify forward-looking statements. These forward-looking statements represent the Company’s expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. These risks include, but are not limited to: changes in the retail environment; an economic downturn in the retail market, including deflationary pressures; economic effects of safeguards put in place on Chinese imports into the U.S.; a decline in the demand for the Company’s products; the lack of customer acceptance of the Company’s new designs and/or product lines; the increasingly competitive and consolidating retail environment; financial or operational difficulties of customers or suppliers; disruptions to transportation systems used by the Company or its suppliers; continued satisfactory relationships with licensees and licensors of trademarks and brands; ability to generate sufficient sales and profitability related to licenses containing minimum royalty payments; the ability to successfully complete the restructuring plan; the economic impact of uncontrollable factors, such as terrorism and war; the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions); stable governments and business conditions in the countries where the Company’s products are manufactured; the impact of acquisition activity and the ability to effectively integrate acquired operations; and changes in the Company’s strategies and expectations. These risks are more fully described in the Company’s periodic filings with the SEC. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statements.

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KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

(Amounts in thousands, except per share data)

Three Months Ended		Six Months Ended
7/30/2005	7/31/2004	7/30/2005	7/31/2004

Net sales by segment:

Women’s Sportswear	$297,169	$319,555	$657,216	$757,531
Men’s Sportswear	154,251	139,613	318,767	267,770
Other Soft Goods	110,417	101,299	225,232	221,269
Total net sales	561,837	560,467	1,201,215	1,246,570

Costs and expenses:

Cost of products sold	518,311	436,074	1,023,567	967,612
Selling, general and
administrative expenses	94,857	99,326	200,985	206,234
Amortization of intangible assets	3,206	3,465	6,407	6,931

Impairment, restructuring and

related non-recurring charges	71,862	-	71,862	-
Interest expense, net	5,911	6,752	12,545	13,039
Other (income) and expense, net	(334)	(694)	(513)	(873)
(Loss) earnings before income taxes	(131,976)	15,544	(113,638)	53,627

Income tax (benefit) provision	(52,565)	5,324	(46,697)	18,367

Net (loss) earnings	$(79,411)	$10,220	$(66,941)	$35,260

Weighted average shares outstanding:

-Basic	27,812	27,585	27,785	27,336

-Diluted	27,812	28,150	27,785	27,990

Basic (Loss) Earnings per Share:	$(2.86)	$0.37	$(2.41)	$1.29

Diluted (Loss) Earnings per Share:	$(2.86)	$0.36	$(2.41)	$1.26

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KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Amounts in thousands)

As of
7/30/2005	7/31/2004

ASSETS

Current assets:
Cash and cash equivalents	$293,170	$262,508
Receivables, net	375,365	341,820
Inventories	282,516	346,761
Current deferred taxes and prepaid expenses	73,475	69,772
Total current assets	1,024,526	1,020,861

Property, plant and equipment, net	81,833	95,745
Intangible assets, net	165,264	223,833
Goodwill	195,341	185,508
Other assets	28,583	37,057
Total assets	$1,495,547	$1,563,004

LIABILITIES AND SHAREOWNERS’ EQUITY

Current liabilities:

Current portion of long-term debt	$33	$252
Accounts payable	187,359	207,334
Accrued expenses	120,540	114,677
Total current liabilities	307,932	322,263

Long-term debt	469,729	469,653
Deferred income taxes and other	68,415	77,315
Shareowners’ equity	649,471	693,773
Total liabilities & shareowners’ equity	$1,495,547	$1,563,004

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KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(Amounts in thousands)

Six Months Ended
7/30/2005	7/31/2004

OPERATING ACTIVITIES

Net (loss) earnings	$(66,941)	$35,260

Add/(deduct) items not affecting operating cash flows:

Depreciation and amortization	21,301	20,970
Deferred income taxes and other	(7,165)	4,882
Non-cash portion of impairment, restructuring and
related non-recurring charges, net of tax of $40,007	93,350	-

Changes in working capital components:

Receivables, net	1,172	(18,439)
Inventories	17,696	(30,104)
Current deferred taxes and prepaid expenses	(20,901)	(3,389)
Accounts payable and accrued expenses	18,179	29,797
Net cash provided by operating activities	56,691	38,977

INVESTING ACTIVITIES

Acquisitions, net of cash acquired	(12,178)	(143,337)
Additions to property, plant and equipment	(10,762)	(12,952)
Subordinated note receivable	2,063	1,375
Dispositions of fixed assets	1,325	202

Net cash used in investing activities	(19,552)	(154,712)

FINANCING ACTIVITIES

Borrowings of long-term debt, net of financing costs	-	195,390
Repayments of long-term debt	-	(4,448)
Dividends paid	(8,895)	(8,758)
Stock transactions under incentive plans	3,531	16,904
Net cash (used in) provided by financing activities	(5,364)	199,088

Net change in cash and cash equivalents	31,775	83,353
Cash and cash equivalents, beginning of period	261,395	179,155

Cash and cash equivalents, end of period	$293,170	$262,508

Supplemental cash flow Information:

Interest paid	$15,361	$12,403
Income taxes paid (refunded), net	$(522)	$7,927

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Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted earnings per share information for its fiscal 2004, second quarter 2005, first half 2005, third quarter 2005 and full year fiscal 2005 guidance in this release, in addition to providing financial results and guidance in accordance with GAAP. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to the Company’s actual and expected results for its fiscal 2004, second quarter 2005, first half 2005, third quarter 2005 and full year fiscal 2005 results are as follows:

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NON-GAAP FINANCIAL MEASURES INFORMATION

Second Quarter

Summary of Results for FY2005, July 27 Guidance, and FY2004 Actual

The following table summarizes net sales, operating earnings (1), net earnings and diluted earnings per share from Kellwood’s ongoing business units and business units to be exited, the tax benefit from the repatriation of offshore earnings, the restructuring and related charges and amortization of intangibles for the second quarter ($ in thousands). See page 12 for footnotes (1), (2) and (3) to the table.

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NON-GAAP FINANCIAL MEASURES INFORMATION

First Half

Summary of Results for FY2005 and FY2004 Actual

The following table summarizes net sales, operating earnings (1), net earnings and diluted earnings per share from Kellwood’s ongoing business units and business units to be exited, the tax benefit from the repatriation of offshore earnings, the restructuring and related charges and amortization of intangibles for the second quarter ($ in thousands). See page 12 for footnotes (1) ,(2) and (3) to the table.

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NON-GAAP FINANCIAL MEASURES INFORMATION

Third Quarter

Summary of Current Guidance and FY2004 Actual

The following table summarizes net sales, operating earnings (1), net earnings and diluted earnings per share from Kellwood’s ongoing business units and business units to be exited, the tax benefit from the repatriation of offshore earnings, the restructuring and related charges and amortization of intangibles for the second quarter ($ in thousands). See page 12 for footnotes (1), (2) and (3) to the table.

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NON-GAAP FINANCIAL MEASURES INFORMATION

Fiscal Year

Summary of Current Guidance, July 27 Guidance, and FY2004 Actual

The following table summarizes net sales, operating earnings (1), net earnings and diluted earnings per share from Kellwood’s ongoing business units and business units to be exited, the tax benefit from the repatriation of offshore earnings, the restructuring and related charges and amortization of intangibles for the second quarter ($ in thousands). See page 12 for footnotes (1), (2) and (3) to the table.

Current Guidance

	Operations: Ongoing	Operations: Business Units Exited	Repatriation	Restructuring	Amortization of Intangibles[3]	Total Kellwood
Net Sales	$2,090,000	$305,000	$ -	$ (5,000)	$ -	$2,390,000
Operating Earnings [1]	101,000	(8,500)	-	(220,000)	(14,000)	(141,500)
Net Earnings	$ 43,500	$ (5,600)	$ 13,000	$ (155,000)	$ -	$ (104,100)
Diluted EPS [2]	$ 1.55	$ (0.20)	$ 0.47	$ (5.65)	$ -	$ (3.79)

July 27, 2005 Guidance

	Operations: Ongoing	Operations: Business Units Exited	Repatriation	Restructuring	Amortization of Intangibles[3]	Total Kellwood
Net Sales	$2,090,000	$335,000	$ -	$ -	$ -	$2,425,000
Operating Earnings [1]	100,900	(8,300)	-	(189,200)	(12,700)	(109,300)
Net Earnings	$ 43,500	$ (5,600)	$ 13,000	$ (132,000)	$ -	$ (81,100)
Diluted EPS [2]	$ 1.55	$ (0.20)	$ 0.46	$ (4.70)	$ -	$ (2.89)

FY2004 Actuals

	Operations: Ongoing	Operations: Business Units Exited	Repatriation	Restructuring	Amortization of Intangibles[3]	Total Kellwood
Net Sales	$2,199,976	$355,728	$ -	$ -	$ -	$2,555,704
Operating Earnings [1]	138,566	5,211	-	-	(13,434)	130,343
Net Earnings	$ 67,743	$ 2,351	$ -	$ -	$ -	$ 70,094
Diluted EPS [2]	$ 2.42	$ 0.08	$ -	$ -	$ -	$ 2.50

(1) Operating earnings for the operations of ongoing and exited business units is a non-GAAP measure that differs from GAAP operating earnings in that it excludes restructuring and related charges and amortization of intangibles. Operating earnings for the operations of ongoing and exited business units should not be considered as an alternative to GAAP operating earnings. Operating earnings before amortization and restructuring and related charges is the primary measure used by management to evaluate the Company’s performance, as well as the performance of the Company’s business units and segments. Management believes the comparison of operating earnings before amortization and restructuring and related charges between periods is useful in showing the interaction of changes in sales, gross profit and general and administrative expenses. Operating earnings before amortization and restructuring and related charges may not be comparable to any similarly titled measure used by another company.

(2) The shares used in the earnings per share calculations for ongoing operations include the dilutive impact of stock options. Total Kellwood earnings per share does not include the impact of stock options, as required under GAAP. Presenting ongoing operations EPS in this manner results in an amount that will be more comparable to what has been reported in prior years and what will be reported in future years.

(3)Intangibles amortization is not included in operating earnings for the operations of ongoing and exited business units. It is included in net earnings for these business units. See footnote (1) for further discussions of the presentation of operating earnings for the operations of ongoing and exited business units.

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